Corning Natural Gas Files Rate Case with

NYS Public Service Commission

Corning, N.Y. (Thursday, February 27, 2020) - Corning Natural Gas Corporation (the “Company”), a local natural gas distribution company, serving portions of the Southern Tier of New York, filed a rate case with the New York State Public Service Commission on February 27, 2020. If adopted in its entirety, the filing would raise average customer bills by 10.9% on a levelized basis beginning on February 1, 2021. It has been over three and a half years since the Company has filed a rate case. A three-year rate plan is proposed in this case. There are several factors that necessitated the increase. The two most important reasons for the increase are: commission-mandated initiatives like replacing older distribution pipe and new safety and training requirements; as well as new decarbonization legislation resulting in shorter plant depreciation lives. A higher revenue requirement is needed to cover increased depreciation expense. These two items comprise approximately 50% of the rate increase request. The balance of the request is to recover increases in health insurance, wages, and other inflationary costs. The Company plans to continue to utilize local gas production and other economic sources of gas to reduce the impact on customersI and is looking forward to working with all interested parties in order to expeditiously resolve this rate filing. From an environmental and safety perspective, the Company’s continuing investment in pipe replacement and leak elimination has already reduced methane emissions from its system by approximately 85%. Corning Natural Gas believes that the anticipated investment in replacement facilities, as reflected in the new rate filing, will nearly eliminate leaks within three years.

Corning Natural Gas Corporation, headquartered in Corning, NY, was incorporated in 1904. Corning Natural Gas is a local distribution company that provides natural gas service to 15,000 customers through more than 425 miles of gas distribution and transmission pipelines in the Southern Tier and Central regions of New York State.

Corning Natural Gas Holding Corporation is the parent company of its operating subsidiaries Corning Natural Gas, Pike County Light & Power, and Leatherstocking Gas Company, a 50% JV with Mirabito Regulated Industries. The subsidiaries provide natural gas and electric service to customers in New York and Pennsylvania.

From time-to-time, Corning Natural Gas Holding Corporation may produce forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Corning Natural Gas Holding Corporation notes that a variety of factors could cause actual results and experiences to differ materially from anticipated results or other expectations expressed in any forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements.

Contact:

Julie Lewis

607-936-3755

* * * * *